Exhibit 99.1

Advanced Cell Technology Receives FDA Clearance For the First Clinical Trial Using Embryonic Stem Cells to Treat Macular Degeneration

FDA Lifts Clinical Hold; Company to Commence a Phase I/II Clinical Trial at Multiple Centers

MARLBOROUGH, MA – November 22, 2010.  Advanced Cell Technology, Inc. (“ACT”; OTCBB:ACTC) announced  today that the US Food and Drug Administration (FDA) has cleared the Company’s Investigational New Drug (IND) application to immediately initiate a Phase I/II multicenter clinical trial using retinal cells derived from human embryonic stem cells (hESCs) to treat patients with Stargardt’s Macular Dystrophy (SMD), one of the most common forms of juvenile macular degeneration in the world.  The decision removes the clinical hold that the FDA had placed on the trial.

Stargardt’s Macular Dystrophy causes progressive vision loss, usually starting in children between 10 to 20 years of age.  Eventually, blindness results from photoreceptor loss associated with degeneration in the pigmented layer of the retina, called the retinal pigment epithelium (RPE). .  “There is currently no treatment for Stargardt’s disease,” said Dr. Robert Lanza, ACT’s Chief Scientific Officer. “Using stem cells, we can generate a virtually unlimited supply of healthy RPE cells, which are the first cells to die off in SMD and other forms of macular degeneration. We’ve tested these cells in animal models of eye disease. In rats, we’ve seen 100% improvement in visual performance over untreated animals without any adverse effects.  Our studies showed that the cells were capable of extensive rescue of photoreceptors in animals that otherwise would have gone blind. Near-normal function was also achieved in a mouse model of Stargardt’s disease. We hope to see a similar benefit in patients with various forms of macular degeneration.”

The Phase I/II trial will be a prospective, open-label study that is designed to determine the safety and tolerability of the RPE cells following sub-retinal transplantation to patients with advanced SMD. A total of twelve patients will be enrolled in the study at multiple clinical sites. The sites which are currently under consideration are the Jules Stein Eye Institute at UCLA (headed by Dr. Steven Schwartz); the Casey Eye Institute in Portland, Oregon (headed by Dr. Peter Francis of the Oregon Health Sciences University); the University of Massachusetts Memorial Medical Center in Worcester, Massachusetts (headed by Dr. Shalesh Kaushal, Chair of the Department of Ophthalmology); the UMDNJ – New Jersey Medical School in Newark, New Jersey (headed by Dr. Marco Zarbin, Chair, Institute of Ophthalmology and Visual Science); additional sites may be considered.

Earlier this year the FDA also granted Orphan Drug designation for the company’s RPE cells.  As a result, the company is eligible to receive a number of benefits, including tax credits, access to grant funding for clinical trials such as this one, accelerated FDA approval, and allowance for marketing exclusivity after drug approval for a period of as long as seven years.

Raymond Lund, Ph.D., a scientific collaborator with ACT, and considered one of the world’s foremost experts in retinal cell physiology and vision restoration, commented, “The study results of ACT’s RPE cells implanted in the various animal models of macular degeneration was phenomenal.  If ACT observes even a fraction of that benefit in humans, it will be nothing short of a home run."

 “Initiating our macular degeneration clinical trial represents a significant milestone in the progress of developing human embryonic stem cell-based therapies aimed at large worldwide markets," said William M. Caldwell IV, ACT’s Chairman and CEO. "I think generations will look back at this time as one of the most exciting in the history of medicine.  With the initiation of this clinical trial, and that of Geron’s earlier this fall, the field of regenerative medicine is poised to take embryonic stem cell therapies from the realm of nebulous potential to that of tangible and real treatments that will make a significant difference in the lives of millions of people worldwide. This is truly a ‘game changer’ for the medical community.”

Among the most common causes of untreatable blindness in the world are degenerative diseases of the retina.  As many as thirty million people in the United States and Europe suffer from macular degeneration, which represents a $25-30 billion worldwide market that has yet to be effectively addressed.   Approximately 10% of people ages 66 to 74 will have symptoms of macular degeneration, the vast majority the “dry” form of AMD – which is currently untreatable. The prevalence increases to 30% in patients 75 to 85 years of age.

“These patient numbers are staggering in size,” stated Edmund Mickunas, ACT’s Vice President of Regulatory, “and when the impact on health and quality-of-life is considered in that context, macular degeneration represents one of the more significant unmet medical needs in our society. With the momentum of this Stargardt’s trial, and the unique experience we have gained as one of the few companies in the world having succeeded in taking an hESC program into the clinic, we are preparing to extend our lead with an IND in the use for treating age-related macular degeneration, as well as filing to begin clinical trials in Europe, in the very near future.”

About Advanced Cell Technology, Inc.
Advanced Cell Technology, Inc. is a biotechnology company applying cellular technology in the field of regenerative medicine. For more information, visit http://www.advancedcell.com.

Forward-Looking Statements
Statements in this news release regarding future financial and operating results, future growth in research and development programs, potential applications of our technology, opportunities for the company and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: limited operating history, need for future capital, risks inherent in the development and commercialization of potential products, protection of our intellectual property, and economic conditions generally. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in the company’s periodic reports, including the report on Form 10-K for the year ended December 31, 2009.  Forward-looking statements are based on the beliefs, opinions, and expectations of the company’s management at the time they are made, and the company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change. Forward-looking statements are based on the beliefs, opinions, and expectations of the company’s management at the time they are made, and the company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

Contact:

Investors:
CEOcast, Inc.
Dan Schustack, 212-732-4300

or

Press:
Gotham Communications, LLC
Bill Douglass, 646-450-3615